Exhibit 10.1

Purchase and Sale Agreement

This Purchase and Sale Agreement (the “Agreement”), by and between The Joseph W. Craft III Foundation, an Oklahoma charitable trust (“Seller”), and Alliance Resource Properties, LLC, a Delaware limited liability company (“Buyer”), has been executed and delivered by the parties hereto this 29th day of January 2026 (the “Execution Date”). As used in this Agreement, the term “Parties” refers to both Buyer and Seller, while the term “Party” refers to either Buyer or Seller individually.

Section 1.The Properties. Seller owns in fee simple an undivided one-half interest in and to the properties described on Exhibit A attached hereto and incorporated herein by reference (the “Coal Properties”) covering lands in Ohio County, West Virginia, and Washington County, Pennsylvania. Seller is willing to sell the Coal Properties, less and except any interest in the oil and gas contained within the Coal Properties, to Buyer, and Buyer is willing to purchase the Coal Properties, less and except any interest in the oil and gas contained withing the Coal Properties, from Seller, upon the terms and conditions set forth in this Agreement.

Section 2.Contract to Sell. On the Closing Date, and subject to the terms and conditions set forth in this Agreement, Buyer shall purchase from Seller, and Seller shall sell, assign, transfer, set over and convey to Buyer, the Coal Properties with Special Warranty (as defined herein). The purchase price to be paid by the Buyer for the Coal Properties shall be Seven Million Seven Hundred Fifty Thousand and NO/100 Dollars ($7,750,000.00) (the “Purchase Price”), and paid (together with interest on the unpaid installments thereof) as more particularly set forth in Section 3.1 and in accordance with the table on Exhibit B.

Section 3.Closing Matters.

3.1.Payment of Purchase Price.

(a)Closing Payment; Installments. Subject to the terms and conditions of this Agreement, at the Closing, Buyer will pay to Seller the sum of One Million Eight Hundred Forty-Seven Thousand and NO/100 Dollars ($1,847,550.00). Subject to Buyer’s right or obligation of prepayment as set forth in clause (b) or (c) of this Section 3.1, the Seller shall further make a payment of One Million One Hundred Sixty-Two Thousand Eight Hundred Eighty-Six and NO/100 Dollars ($1,162,886.00) on the first business day after January 1 of each year beginning January 2027, and continuing through and ending January 2032 (it being understood that such installment payment includes interest as set forth on Exhibit B hereto with interest accruing, in the case of the first installment payment due on January 1, 2027, from the Effective Date.)

(b)Buyer Prepayment Right. Buyer may, at any time, prepay in full (but not in part) the unpaid balance of the Purchase Price as reflected on Exhibit B hereto under the heading “Outstanding Purchase Price Balance,” without premium or penalty but together with interest accrued thereon at the rate of five percent (5%) per annum up to (but not including) the date of payment, by delivering not less than thirty (30) days’ prior written notice to Seller. For the avoidance of doubt, any prepayment that is paid on a payment date set forth on Exhibit B hereto shall include the amount of interest set forth on Exhibit B opposite such payment date.

(c)Seller Payment Demand Right. Seller may, at any time, require Buyer to pay in full (but not in part) the unpaid balance of the Purchase Price as reflected on Exhibit B hereto under the heading “Outstanding Purchase Price Balance,” without premium or penalty but together with interest accrued thereon at the rate of five percent (5%) per annum up to (but not including) the date of payment, by delivering not less than thirty (30) days’ prior written notice to Buyer. For the avoidance of doubt, any prepayment that is paid on a payment date set forth on Exhibit B hereto shall include the amount of interest set forth on Exhibit B opposite such payment date.

(d)Payments. All installment payments of the Purchase Price, including any prepayment thereof as contemplated by this Section 3.1, shall be paid by the Buyer to the Seller by wire transfer of immediately available funds to the account of the Seller identified pursuant to Section 3.3(b) hereof or to such other account as may be specified by the Buyer to the Seller at least five (5) business days prior to any date of payment.

3.2.Effective Date and Closing. Notwithstanding the Execution Date and the date of the Closing as provided herein, the purchase and sale of the Coal Properties shall be effective as of 12:01 a.m. on January 1, 2026 (the “Effective Date” and such time, the “Effective Time”). The closing of the sale and transfer of the Coal Properties to Buyer as contemplated by this Agreement (the “Closing”) shall occur on the date specified by the Buyer in writing to the Seller at least two (2) business days prior to the date of the Closing specified in such notice but in no event later than January 31, 2026 (as such, the “Closing Date”).

3.3.Closing Obligations. At the Closing:

(a)The obligation of Buyer to consummate the Closing shall be subject to Seller delivering (and executing, as appropriate), or causing to be delivered (and executed, as appropriate), to Buyer:

(i)executed counterparts of the Deeds substantially in the form of Exhibit C or Exhibit D, as applicable, for recording in the real property records where the Coal Properties are located;

(ii)copies of all Records relating to the Coal Properties not previously provided to Buyer; and

(iii)such other documents or other agreements provided for herein or that are necessary to effectuate the transactions contemplated hereby as Buyer may reasonably request.

(b)The obligation of Seller to consummate the Closing shall be subject to Buyer delivering (and executing, as appropriate) to Seller:

(i)the Purchase Price pursuant to Section 3.1, by wire transfer of immediate available funds to an account specified by Seller at least one business day prior to the dates set forth in Section 3.1; and

(ii)such other documents or other agreements provided for herein or that are necessary to effectuate the transactions contemplated hereby as Seller may reasonably request.

3.4.Allocation of Revenues and Expenses etc. The Parties agree that the purchase and sale of the Coal Properties shall, for all purposes, be treated as having been consummated and shall be deemed to have been consummated as of the Effective Time and, in furtherance thereof but subject to the occurrence of the Closing, (i) Seller agrees that all items of revenue, royalties, fees and other items of income (including any royalty income or advance royalty payments) that accrue, and are attributable to the period commencing, from and after the Effective Time and that are paid or payable to Seller shall be for the account and benefit of Buyer and paid over by Seller to Buyer (to the extent of receipt thereof by Seller), and (ii) Buyer agrees that all expenses, liabilities and other obligations in respect of Seller’s right, title and interests in and to the Coal Properties that accrue, and are attributable to the period commencing, from and after the Effective Time shall be the responsibility of and paid by Buyer (or reimbursed to Seller, as the case may require). Following the Closing, if a Party receives revenues or any other amounts that belong to the other Party as allocated among Buyer and Seller as provided in this Agreement (including this Section 3.4 and Section 4.1), the Party receiving the revenues or such other amount agrees to hold such revenues and other amounts in trust for the benefit of the other Party and remit those revenues and other amounts to the other Party within thirty Business Days following such Party’s receipt thereof.

3.5.Records. Notwithstanding anything to the contrary contained in this Agreement, Seller shall use good faith and reasonable efforts to locate and submit to Buyer copies of all Records in its possession, custody, or control. However, Seller does not warrant the accuracy or completeness of such Records.

Section 4.Tax Matters.

4.1.Property Taxes; Transfer Taxes. Seller shall be liable for all Property Taxes that are attributable to any taxable period, and portions thereof, ending before the Effective Date (the “Pre-Effective Date Tax Period”). Buyer shall be liable for all Property Taxes that are attributable to any taxable period, and portions thereof, beginning at or after the Effective Date (“Post-Effective Date Tax Period”). In addition, Buyer shall be responsible for and indemnify Seller against all state and local transfer, sales, use, stamp, registration, and other similar Taxes resulting from the transactions contemplated by this Agreement (collectively, “Transfer Taxes”). Seller and Buyer will cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.

4.2.Cooperation. Buyer and Seller shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of tax returns and any audit, litigation or other proceeding, in each case, with respect to Taxes attributable to the Coal Properties. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer and Seller agree to retain all books and records with respect to tax matters pertinent to the Coal Properties relating to any taxable period beginning before the date of the Closing until the expiration of the statute of limitations (and, to the extent notified by Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority. Buyer shall give Seller reasonable written notice prior to transferring, destroying, or discarding any such books and records and, if Seller so requests, Buyer shall allow Seller to take possession of such books and records.

4.3.Post-Closing Covenants. Without the prior written consent of Seller (not to be unreasonably withheld, conditioned or delayed) or as required by applicable Laws, Buyer shall not (a) extend or waive the applicable statute of limitations with respect to any Property Taxes attributable to a pre-Effective Date Tax Period; (b) enter into any voluntary disclosure with any taxing authority with respect to Property Taxes or related tax returns attributable to a pre-Effective Date Tax Period; (c) amend any tax return with respect to Property Taxes attributable to a pre-Effective Date Tax Period; or (d) settle or compromise any audit, examination, proceeding or proposed adjustments with respect to Property Taxes attributable to a pre-Effective Date Tax Period.

4.4.Refunds of Taxes. If a Party receives a refund of taxes to which the other Party is entitled, the Party shall promptly pay such amount to the other Party, net of any reasonable costs or expenses incurred by the Party in procuring such refund.

Section 5.Special Warranty of Title. Seller hereby warrants from and after Closing unto Buyer that Seller has not executed any conveyance of its interest in the mineral interest or royalty interest in and to the Coal Properties during its ownership, and that the Coal Properties are free of any lien, judgment, mortgage, deed of trust, security instrument, pledge or option that is binding upon the Coal Properties, or other preferential arrangement or other similar encumbrance, solely to the extent brought by any person or entity claiming by, through or under Seller, but not otherwise (the “Special Warranty”).

Section 6.Further Assurances. Subject to the terms and conditions of this Agreement, each Party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable, under applicable law or otherwise, to consummate the transactions contemplated by this Agreement. The Parties agree to execute and deliver such other documents, certificates, agreements, and other writings and to take such other actions as may be necessary or desirable to consummate or implement expeditiously the transactions contemplated by this Agreement in accordance with the terms hereof.

Section 7.Certain Definitions. For the purposes of this Agreement the following terms shall have the following meanings, whether or not such terms have initial capital letters:

“Affiliate” means with respect to a person, any person directly or indirectly controlled by, controlling, or under common control with, such person, including any subsidiary of such person and any “affiliate” of such person within the meaning of Reg. §240.12b-2 of the Securities Exchange Act of 1934, as amended. As used in this definition, “control” means possession, directly or indirectly, of the power to direct or cause the direction of management, policies, or action through ownership of voting securities, contract, voting trust, or membership in management or in the group appointing or electing management or otherwise through formal or informal arrangements or business relationships. The terms “controlled by,” “controlling,” and other derivatives shall be construed accordingly. For purposes of this Agreement, Affiliates of Seller shall not be deemed to include Alliance Resource Management GP, LLC, Alliance Resource Partners, L.P., and the direct and indirect subsidiaries of Alliance Resource Partners, L.P.

“Business Day” means any day that is not a Saturday, Sunday, or legal holiday in the State of Oklahoma and that is not otherwise a federal holiday in the United States.

“Governmental Authority” means any federal, state, municipal, local, or similar governmental authority, regulatory or administrative agency, court, or arbitral body.

“Law” means any applicable statute, writ, law, rule, regulation, ordinance, Order, judgment, injunction, determination, or decree of a Governmental Authority.

“Order” means any order, judgment, injunction, ruling, sentence, subpoena, writ, or award issued, made, entered, or rendered by any court, administrative agency, or other Governmental Authority or by any arbitrator.

“Records” means all leases, check stubs, revenue statements, division orders, correspondence with operators, and any title instruments relating to the Coal Properties that are in the possession, custody or control of Seller or its Affiliates.

“Related Assets” means the following assets to the extent related to the Coal Properties described on the attached Exhibit A: (a) all proceeds, payments, revenues, accounts receivable or other benefits to the extent attributable to the period from and after the Effective Date, (b) all Records subject to Section 4.5, (c) all rights, claims, indemnities, warranties and causes of action, including insurance claims, and (d) all rights of ingress and egress for the purpose of mining, drilling, exploring, operating and developing the Lands for oil, gas and other minerals and storing, handling, transporting and marketing the same therefrom; provided, however, that Related Assets does not include all production, bonuses, rents, royalties, revenue and/or proceeds attributable to the period prior to the Effective Date, including, but not limited to, lease bonuses for leases executed prior to the Effective Date, royalties held in suspense, and all claims and amounts for unpaid or underpaid royalties, royalties paid to the incorrect party, and/or reimbursements for improper deductions to royalty payments, along with the right to pursue any and all claims related to such items.

Section 8.Governing Law; Venue, Waiver of Jury Trial. This Agreement and any claim, controversy or dispute arising under or related to this Agreement, or the transactions contemplated hereby, or the rights, duties and relationship of the Parties hereto and thereto, shall be governed by and construed and enforced in accordance with the laws of the State of Oklahoma, excluding any conflicts of law, rule or principle that might refer construction of provisions to the laws of another jurisdiction. The Parties irrevocably agree to the appropriate, exclusive and convenient forum for any disputes between any of the Parties hereto arising out of this Agreement or the transactions contemplated hereby shall be in any state or federal court in Tulsa, Oklahoma, and each of the Parties hereto irrevocably submits to the jurisdiction of such courts solely in respect of any proceeding arising out of or related to this Agreement. THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY, AND IRREVOCABLY WAIVE THEIR RIGHTS TO A TRIAL BY JURY.

Section 9.Expenses. Except as otherwise specifically provided, all fees, costs, and expenses incurred by Buyer or Seller in negotiating this Agreement or in consummating the transactions contemplated in this Agreement shall be paid by the Party incurring the same. Buyer shall be solely responsible and pay for all recording fees and other fees and costs related to transfer of the Coal Properties.

Section 10.Notices. All notices and communications required or permitted under this Agreement shall be in writing and addressed as set forth below. Any communication or delivery hereunder shall be deemed to have been duly made and the receiving Party charged with notice (a) if personally delivered, when received, (b) if sent by email transmission, when received, (c) if mailed, five (5) Business Days after mailing, certified mail, return receipt requested, or (d) if sent by overnight courier, one day after sending. All notices shall be addressed as follows:

To JWC Foundation:The Joseph W. Craft III Foundation

@ such address as specified by Seller in written notice delivered to Buyer prior to Closing Date

To Buyer:Alliance Resource Properties, LLC

1146 Monarch Street, Suite 350

Lexington, Kentucky 40513

Attn: Vice President – Business Development

Email: Jeff.Brock@arlp.com

Section 11.Assignment; Amendment. Buyer shall have the right to assign this Agreement and to delegate any of its rights or duties hereunder to one or more of its Affiliates without consent; provided that notice of such assignment together with a fully executed copy of the instrument of assignment shall be delivered to Seller promptly following the execution and delivery thereof. Any assignment of this Agreement shall be made subject to the obligations contained in this Agreement and such assignment shall not relieve the assigning Party of any obligations and responsibilities hereunder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement may be amended, modified, or supplemented only by an instrument in writing executed by both Parties.

IN WITNESS WHEREOF, this Agreement has been executed by the Parties as of the Execution Date.

The Joseph W. Craft III Foundation

By:	/s/ Joseph W. Craft III
Joseph W. Craft III, Trustee

Date:	January 30, 2026

Alliance Resource Properties, LLC

By:	/s/ Jeffrey D. Brock
Jeffrey D. Brock
Vice President – Business Development

Date:	January 29, 2026

Exhibit A

Washington County, Pennsylvania Property

All of Grantor’s right, title and undivided interest in and to ALL of the Pittsburgh No. 8 coal seam and any and all other coal seams in which Grantor holds an interest, which coal seams are defined as all of the coal, and, to the extent Grantor owns and has the right to convey the following under applicable law, all substances, including but not limited to, gas contained in the coal or found in association with it, all rock and other materials above and below any coal seams as may be convenient for the mining of the coal, spaces which contain the coal, or from which coal is removed or which may be caused by the removal of coal or from which coal has heretofore been removed, including but not limited to, gas and other substances which may escape to or exist in such spaces; in and underlying those certain pieces or parcels of land situate in, without limitation, the Townships of West Finley, Donegal, Buffalo, Blaine and East Finley, and the Boroughs of West Alexander and Greenhills, Washington County, Pennsylvania, and more fully described in the following Deeds, to-wit: (1) Special Warranty Deed dated July 14, 2000 from The Valley Camp Coal Company and Kanawha and Hocking Coal and Coke Company to Alliance Resource GP, LLC, of record as Instrument No. 200019289 in the Office of the Recorder of Deeds, Washington County, Pennsylvania, and (2) Quitclaim Deed dated July 14, 2000 from The Valley Camp Coal Company to Alliance Resource GP, LLC, of record as Instrument No. 200022383 in the Office of the Recorder of Deeds, Washington County, Pennsylvania, (collectively the “Property”), together with all mining rights, easements, support waivers, and all other rights in the Property that Grantor may possess or control. The descriptions contained in the foregoing deeds are incorporated herein by reference, and the tax parcel numbers applicable to the Property are set forth on Exhibit A attached hereto and incorporated herein by reference. Grantor acquired the undivided one-half (1/2) interest in and to the Property pursuant to Special Warranty Deed from Joseph W. Craft III, Trustee of the JWC III Rev Trust, dated December 21, 2018, and of record as Instrument No. 201900476 in the Office of the Recorder of Deeds, Washington County, Pennsylvania.

LESS AND EXCEPT from the above described property any interest in the oil and gas in and underlying the Property.

Ohio County, West Virginia Property

All of Grantor’s right, title and undivided interest in and to the real property described in the following deeds, said deeds and property descriptions being incorporated herein by reference, to-wit:

Deed dated July 14, 2000, from The Valley Camp Coal Company and Kanawha and Hocking Coal and Coke Company to Alliance Resource GP LLP (sic) and of record in Deed Book 721, Page 204 in the Office of the Clerk of the County Commission of Ohio County, West Virginia, as corrected by Corrective Deed dated March 28, 2002, and of record in Deed Book 733, Page 425 in the aforesaid Clerk’s Office;

Deed dated August 27, 2001, from Rayle Coal Co. to Alliance Resource GP, LLC and of record in Deed Book 728, Page 711 in the aforesaid Clerk’s Office; and

Quitclaim Deed dated August 27, 2001, from Rayle Coal Co. to Alliance Resource GP, LLC and of record in Deed Book 728, Page 726 in the aforesaid Clerk’s Office.

And being the same property in which Grantor acquired its undivided interest pursuant to Quitclaim Deed dated December 28, 2018, from Joseph W. Craft III, Trustee of the JWC III Rev Trust, and of record in Deed Book 952, Page 630 in the aforesaid Clerk’s Office.

LESS AND EXCEPT from the above described property any interest in the oil and gas in and underlying the Property.

Exhibit B

Payment Date	Outstanding Purchase Price Balance	Payment	Interest	Principal	Ending Balance
January 4, 2027	$5,902,450	$1,162,886	$295,123	$867,763	$5,034,687
January 3, 2028	$5,034,687	$1,162,886	$251,734	$911,151	$4,123,535
January 2, 2029	$4,123,535	$1,162,886	$206,177	$956,709	$3,166,826
January 2, 2030	$3,166,826	$1,162,886	$158,341	$1,004,544	$2,162,282
January 2, 2031	$2,162,282	$1,162,886	$108,114	$1,054,772	$1,107,510
January 2, 2032	$1,107,510	$1,162,886	$55,376	$1,107,510	$0